UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

SPECTRUM CONTROL, INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SPECTRUM CONTROL, INC.

8031 Avonia Road

Fairview, Pennsylvania 16415

SUPPLEMENT #2 TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF SHAREHOLDERS

To Be Held on Friday, May 27, 2011

This supplement amends and supplements the Definitive Proxy Statement, initially filed with the Securities and Exchange Commission, which we refer to as the SEC, on May 4, 2011, as supplemented by the Definitive Additional Materials on Schedule 14A filed with the SEC on May 10, 2011, which we collectively refer to as the proxy statement, by Spectrum Control, Inc., which we refer to as Spectrum, we or the Company, for the special meeting of shareholders to be held at our headquarters, located at 8031 Avonia Road, Fairview, Pennsylvania 16415, on Friday, May 27, 2011 at 10:00 a.m. Eastern Time.

The purpose of the special meeting is to consider, among other things, the adoption of the Agreement and Plan of Merger, dated as of March 28, 2011, as it may be amended from time to time, which we refer to as the merger agreement, by and among API Technologies Corp., a Delaware corporation, which we refer to as API, Erie Merger Corp., a Pennsylvania corporation and wholly owned subsidiary of API, which we refer to as Merger Sub, and the Company. Subject to the terms and conditions of the merger agreement and in accordance with Pennsylvania law, at the effective time of the merger, Merger Sub will merge with and into the Company. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and a wholly owned subsidiary of API. In the merger, each issued and outstanding share of Company common stock (except for shares owned by API, Merger Sub or any of API’s other subsidiaries, or shares held in treasury by the Company) will be converted into the right to receive $20.00 in cash, without interest, and be automatically cancelled, and each shareholder of the Company will no longer have any rights in those shares (other than the right to receive the per share merger consideration).

The board of directors has unanimously determined that the merger is advisable, fair and in the best interests of the Company and our shareholders, adopted and approved the merger upon the terms and subject to the conditions set forth in the merger agreement, and recommends to our shareholders that our shareholders adopt the merger agreement. The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. If you have not already submitted a proxy for use at the special meeting you are urged to do so promptly. No action in connection with this supplement is required by any shareholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This supplement to the proxy statement, and the documents to which we refer you in this supplement to the proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “goal,” “estimate,” “project,” “plans,” “may,” “will,” “should,” “could,” “potential,” “continue,” “estimate,” “anticipate,” “designed to,” “confident,” “think,” “scheduled,” “outlook,” “guidance,” “foreseeable future” and similar expressions identify these forward-looking statements, which appear in a number of places in this supplement to the proxy statement (and the documents to which we refer you in this supplement to the proxy statement). You are that cautioned these forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results to differ materially from those covered in those forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including the information contained under the headings “Risk Factors” and “Business” and the information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “WHERE YOU CAN FIND MORE INFORMATION” below), factors and matters contained in the proxy statement.

We are under no obligation to publicly release any revision to any forward-looking statement contained in or incorporated into this supplement to the proxy statement to reflect any future events or occurrences, except as required by law.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be made by us or persons acting on our behalf.

Two purported class action lawsuits have been filed against the Company, the Company’s directors, API and, in one case, Merger Sub, in connection with the merger: William R. Krull v. Richard Southworth, et. al. (Case No. 11-105E) filed on May 9, 2011, in the U.S. District Court for the Western District of Pennsylvania, and Balanced Beta Fund v. Richard A. Southworth, et. al. (Case No. 11724-11) filed on May 9, 2011, in the Court of Common Pleas of Erie County, Pennsylvania.

The plaintiffs in these actions generally allege that the directors breached their fiduciary duties to the Company by seeking shareholder approval of the merger pursuant to a materially misleading proxy statement. The Krull lawsuit also alleges violations of the federal securities laws in connection with the proxy statement. Both plaintiffs have made motions requesting preliminary injunctions preventing completion of the merger. The Company’s management, the board of directors and API moved to dismiss the Krull lawsuit. The Company and the board of directors have formally opposed the preliminary injunction in the Balanced Beta Fund lawsuit.

On May 21, 2011, the Company and plaintiffs reached an agreement in principle for the settlement of the actions. The Company believes that the disclosure contained in the proxy statement is not materially misleading and that no supplemental disclosure is required under applicable law. However, to avoid the risk that these putative class action lawsuits delay or adversely affect the completion of the merger, and to minimize the expense of defending these actions, the Company has agreed, in connection with the settlement, to make supplemental disclosures related to the proposed merger, which are set forth below.

SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT

The Merger — Background of the Merger

The following sentence supplements the disclosure contained in the fourth paragraph under the heading “Background of the Merger” on page 22 of the proxy statement concerning the discussions at the March 1, 2011 telephonic meeting of the board of directors:

During these discussions, UBS advised the board of directors, based on its experience, that the percentage of target companies that entered into alternative acquisition transactions identified as a result of a go-shop process where the definitive acquisition agreement provided for a post-signing go-shop period has historically been relatively low, and that the existence of a go-shop period provides no assurance that competing acquisition proposals will be received.

The third full paragraph under the heading “Background of the Merger” on page 26 of the proxy statement is amended by replacing it with the following paragraph:

Later in the day on March 28, 2011, UBS, at the direction of the Company, began soliciting potential acquisition proposals as permitted pursuant to the go-shop provision of the merger agreement. UBS has contacted a total of 57 potential buyers to solicit interest in an acquisition of the Company. Of the 57 potential buyers contacted by UBS, 31 were financial sponsors and 26 were strategic parties (including, the party we refer to as Party A above and the potential strategic buyer identified above with respect to which the Company received an unsolicited inquiry in March 2011). Upon the termination of the go-shop period at 12:01 a.m. New York time on May 7, 2011, the Company had not received any acquisition proposals and there are no excluded parties. See “The Merger Agreement — Acquisition Proposals by Third Parties” for more information.

The Merger — Opinion of UBS Securities LLC

At the end of the first paragraph under the heading “Selected Companies Analysis” on page 31 of the proxy statement, the following sentence is inserted:

Although none of the selected companies is directly comparable to the Company, the companies were chosen because they are publicly traded companies with market capitalizations at such time of less than $2 billion, with operating and end-market exposure that may be considered similar to certain operations and end-market exposure of the Company and, in each case, military defense related electronic components and subsystems are the largest contributors to such companies’ sales.

The sentences in second paragraph under the heading “Selected Transactions Analysis” on page 32 of the proxy statement that precede the table are amended by replacing them with the following sentences:

UBS reviewed, among other things, enterprise values in the selected transactions, calculated as the purchase price paid for the target company’s equity, plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash and cash equivalents, as multiples of both sales and EBITDA for the latest 12 months in relation to the time of announcement of the relevant transaction. UBS then compared these multiples derived for the selected transactions with corresponding multiples implied for the

Company based on the $20.00 per share merger consideration. Multiples for the selected transactions were based on publicly available information, including analysts’ research, at the time of announcement of the relevant transaction. Financial data for the Company were based on Company management estimates. UBS chose such transactions based on, among other things, the similarity of the operations and end-market exposure of the applicable target companies to certain operations and end-market exposure of the Company, and, in each case defense related electronic components and subsystems were the largest contributors to such companies’ sales (although none of such companies was directly comparable to the Company). This analysis indicated the following implied high, mean, median and low multiples for the selected transactions, as compared to corresponding multiples implied for the Company:

The third and fourth sentences under the heading “Discounted Cash Flow Analysis” on page 33 of the proxy statement are amended by replacing them with the following sentences:

Implied terminal values were derived by applying to the Company’s fiscal year 2015 estimated free cash flow a range of perpetuity growth rates of 2.5% to 4.0%, which were selected based on UBS’ professional judgment and experience. Present values of unlevered, after-tax free cash flows and terminal values were calculated using discount rates ranging from 12.5% to 14.5% based on a calculation of the weighted average cost of capital.

The first sentence in the paragraph under the heading “Miscellaneous” on page 33 of the proxy statement is amended by replacing it with the following sentence:

Under the terms of UBS’ engagement, the Company agreed to pay UBS for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $4.4 million, a portion of which was payable upon delivery of UBS’ opinion to the Company’s board of directors and approximately $3.7 million of which is contingent upon consummation of the merger.

The Merger — Interests of Certain Persons in the Merger

At the beginning of the paragraph under the heading “Arrangements with API” on page 38 of the proxy statement, the following sentences are inserted:

Mr. Southworth and Mr. Kahn, the Chairman and Chief Executive Officer of API, had a discussion of a general nature concerning the capabilities of the Company’s management and their possible roles in the surviving corporation prior to the announcement of the merger, however, no details were discussed about the future composition of the surviving corporation’s management. Prior to the announcement of the merger, neither John P. Freeman, the Company’s Senior Vice President and Chief Financial Officer, nor Robert J. McKenna, the Company’s Senior Vice President, New Business and Resource Development, engaged in any discussions with API regarding possible employment with API or the surviving corporation after the effective time of the merger.

At the end of the paragraph under the heading “Interests in Company Stock Options — Non-Employee Directors” on page 36 of the proxy statement, the following sentence is inserted:

Of the 198,000 shares subject to Company stock options held by our non-employee directors, 134,000 shares subject to Company stock options become fully vested and exercisable as a result of the occurrence of the merger.

VOTING AND REVOCABILITY OF PROXIES

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, by submitting a proxy at a later date through any of the methods available to you, by giving written notice of revocation to James F. Toohey, Secretary of the Company, which must be filed with the Secretary at 8031 Avonia Road, Fairview, Pennsylvania 16415, or by attending the special meeting and voting in person. Please note that to be effective, your later-dated proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by the Company prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on May 26, 2011. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

Shareholders who do not wish to rescind their votes, including shareholders who have already voted in factor of the merger proposal or the adjournment proposal and do not wish to change that vote, do not need to take any further action. All shares of Company common stock represented by properly executed proxies that are received in time for the special meeting and that are not revoked, will be voted at the special meeting in the manner specified by the holder.

Company shareholders of record as of April 28, 2011, the record date for the special meeting, who have not yet voted and still wish to do so, may vote in the manner set forth in the proxy statement.

If you have any questions or need assistance voting your shares of Company common stock, please call John P. Freeman, Senior Vice President and Chief Financial Officer of the Company at (814) 474-4310. You may also contact Georgeson, Inc., our proxy solicitor, by calling (800) 457-0759 (toll-free) or (212) 440-9800 (call collect). If your bank, brokerage firm or other nominee holds your shares, you may call your bank, brokerage firm or other nominee for additional information.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the proposed merger, the Company filed its proxy statement and a form of proxy on Schedule 14A on May 4, 2011 and Definitive Additional Materials on Schedule 14A on May 10, 2011. The proxy statement and proxy card were first mailed to shareholders of the Company on or about May 4, 2011. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, ALL RELATED SUPPLEMENTS AND AMENDMENTS (WHEN THEY BECOME AVAILABLE) AND ALL OTHER RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN (AND WILL CONTAIN) IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER AND RELATED MATTERS. Shareholders of the Company will be able to obtain, without charge, a copy of the proxy statement, this supplement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Shareholders of the Company will also be able to obtain, without charge, a copy of the proxy statement, this supplement and other relevant documents (when available) by directing a request by mail or telephone to Spectrum Control, Inc. Attn: John P. Freeman, 8031 Avonia Road, Fairview, Pennsylvania 16415, telephone: (814) 474-4310. You may also contact Georgeson, Inc., our proxy solicitor, by calling (800) 457-0759 (toll-free) or (212) 440-9800 (call collect). If your bank, brokerage firm or other nominee holds your shares, you may call your bank, brokerage firm or other nominee for additional information.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2010, which was filed with the SEC on February 10, 2011, in the proxy statement relating to the proposed merger, and in other filings with the SEC made by the Company. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger.